Brown & Wood LLP
One World Trade Center
New York, N.Y.  10048-0557
Telephone: 212-839-5300
Facsimilie: 212-839-5599


                                             May 23, 1997




CMA Multi-State Municipal Series Trust
P.O. Box 9011
Princeton, New Jersey  08543-9011

Ladies and Gentlemen:

     This opinion is furnished in connection with the notice (the "Notice") to be filed by CMA Multi-State Municipal Series Trust, a Massachusetts business trust (the "Trust"), with the Securities and Exchange Commission pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. The Notice is being filed to make definite the registration under the Securities Act of 1933, as amended, of 19,485,338,841 shares of beneficial interest, par value $0.10 per share, of the Trust (the "Shares") which were sold during the Trust's fiscal year ended March 31, 1997. The shares comprise 811,252,304 shares of CMA Arizona Municipal Money Fund (the "Arizona Fund"), 6,159,698,384 shares of CMA California Municipal Money Fund (the "California Fund"), 1,090,795,423 shares of CMA Connecticut Municipal Money Fund (the "Connecticut Fund"), 725,445,153 shares of CMA Massachusetts Municipal Money Fund (the "Massachusetts Fund"), 1,147,127,624 shares of CMA Michigan Municipal Money Fund (the "Michigan Fund"), 2,177,998,397 shares of CMA New Jersey Municipal Money Fund (the "New Jersey Fund"), 4,110,518,531 shares of CMA New York Municipal Money Fund (the "New York Fund"), 744,197,753 shares of CMA North Carolina Municipal Money Fund (the "North Carolina Fund"), 1,162,499,097 shares of CMA Ohio Municipal Money Fund (the "Ohio Fund") and 1,355,806,175 shares of CMA Pennsylvania Municipal Money Fund (the "Pennsylvania Fund").
     As counsel for the Trust, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Trust, the By-Laws of the Trust and such other documents as we have deemed relevant to the matters referred to in this opinion.
     Based upon the foregoing, we are of the opinion that the Shares were legally issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for the Trust's obligations.
     In rendering this opinion, we have relied as to matters of Massachusetts law upon an opinion of Bingham, Dana & Gould, LLP, dated May 22, 1997, rendered to the Trust.

     We hereby consent to the filing of this opinion with the
Securities and Exchange Commission as an attachment to the
Notice.
                                   Very truly yours,
                                   /s/ Brown & Wood LLP